UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2014

THE TJX COMPANIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-4908	04-2207613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Cochituate Road, Framingham, MA 01701

(Address of principal executive offices) (Zip Code)

(508) 390-1000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 31, 2014, The TJX Companies, Inc. (“TJX”) and its subsidiary NBC Attire, Inc. (“NBC Attire”) entered into a new agreement with Michael MacMillan, effective February 2, 2014, that continues Mr. MacMillan’s employment by NBC Attire. Unless terminated earlier in accordance with its terms, the new agreement will continue until January 28, 2017. The agreement provides for a minimum annual base salary of $920,000 and for participation in the Stock Incentive Plan (“SIP”), Long Range Performance Incentive Plan (“LRPIP”) and Management Incentive Plan (“MIP”) at levels commensurate with Mr. MacMillan’s position and responsibilities. The agreement also entitles Mr. MacMillan to participate in TJX’s deferred compensation programs, including the Supplemental Executive Retirement Plan and the Executive Savings Plan (“ESP”), and applicable fringe benefit plans. In addition, in connection with his current assignment with TJX Europe, the executive is eligible to receive relocation and expatriate benefits (including tax equalization) under TJX’s global mobility policies, as in effect from time to time, as well as specified holiday/vacation benefits. Mr. MacMillan also remains entitled to expatriate-related benefits in connection with his prior relocation to the U.S. from TJX Canada, including service credit for vesting purposes and supplemental amounts under the ESP.

Under the agreement, upon an involuntary termination without cause (or a voluntary termination in connection with a forced relocation) prior to the end of the term, the executive would be entitled to continued salary and any automobile allowance for 24 months; amounts sufficient after taxes to cover the cost of any COBRA continuation of health benefits, subject to possible early termination if the executive obtains other coverage; payment of outstanding cash incentive awards under MIP and LRPIP for each uncompleted year or award cycle, to the extent applicable performance goals are met and adjusted to reflect the executive’s period of service during the year or cycle; outstanding SIP awards in accordance with their terms; and vested and accrued, but unpaid, pay and benefits. The same benefits would be payable to the executive upon termination of employment during the term due to death or disability, except that salary continuation would be adjusted for any long-term disability benefits and the executive’s MIP award would be paid at the target amount without proration. A termination of employment at the end of the agreement term would be treated as an involuntary termination without cause if the executive does not receive an offer of continued service in a comparable position, as reasonably determined by the Executive Compensation Committee of the TJX Board of Directors. During the term of the agreement, if the executive terminates employment voluntarily (other than in connection with a forced relocation), he would be entitled only to vested and accrued, but unpaid, pay and benefits.

If a change of control of TJX occurs before the end of the term of the agreement, provided that NBC Attire remains a subsidiary of TJX or has assigned the agreement to TJX or another subsidiary thereof, Mr. MacMillan would be entitled to a lump sum settlement at target award amounts of MIP and LRPIP awards for which the performance period or cycle had not ended, in addition to payment of any earned but unpaid amounts under those programs, plus any benefits (including any acceleration of awards) under the SIP and TJX’s deferred compensation plans. If, during the 24-month period following the change of control (without regard to the scheduled term of the agreement), the executive’s employment were to terminate by reason of an involuntary termination without cause, a voluntary termination for good reason (as defined in the agreement), or death or disability, in lieu of other severance benefits, Mr. MacMillan would be entitled to a lump sum payment equal to two times the sum of his annual base salary, target MIP award amount for the year of termination and annual automobile allowance; continued health and life insurance benefits for two years, except to the extent the executive has coverage from another employer; and vested and accrued, but unpaid, pay and benefits. For this purpose, base salary would be adjusted for any long-term disability benefits and would be based on the higher of the executive’s salary rate in effect immediately prior to termination or the change of control. The executive would receive only vested and accrued, but unpaid, pay and benefits upon a voluntary termination without good reason following a change of control. Under his agreement, Mr. MacMillan is not entitled to any tax gross-up payment for any “golden parachute” excise tax on change of control benefits, but payments and benefits would be reduced if and to the extent the reduction is more favorable to the executive on an after-tax basis. Mr. MacMillan would also be entitled to receive payment for all legal fees and expenses he reasonably incurs in seeking enforcement of his contractual rights following a change of control.

Under the agreement, Mr. MacMillan agreed to post-employment undertakings regarding non-solicitation and non-competition for 24 months (including 12 months of restrictions within Europe) and confidentiality with respect to TJX’s confidential and proprietary information. Severance and other benefits are conditioned on compliance with these covenants, except that upon a change of control, the executive would no longer be subject to any post-employment covenant not to compete.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TJX COMPANIES, INC.

/s/ Ann McCauley
Ann McCauley
Executive Vice President, Secretary and General Counsel

Dated: January 31, 2014